FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
April 22, 2004	CLIENT/MATTER NUMBER 025294-0102

Hudson Highland Group, Inc.
622 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

        We have acted as counsel for Hudson Highland Group, Inc., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance from time to time of up to 350,000 shares of the Company’s common stock, par value $.001 (the “Common Stock”), in the manner set forth in the Registration Statement.

        In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended to date; (iii) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the securities subject to the Registration Statement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that:

    1.       The Company is a corporation validly existing under the laws of the State of Delaware.

    2.       The shares of Common Stock covered by the Registration Statement when issued as described in the Registration Statement and Prospectus and pursuant to the definitive acquisition agreement applicable to such issuance, if any, will be validly issued, fully paid and nonassessable; provided that prior to issuance of such shares of Common Stock there shall be taken various actions or proceedings in the manner contemplated by us as counsel, which shall include the following:

a. the completion of the requisite procedures under the applicable provisions of the Securities Act and applicable state securities laws and regulations; and

    b.       to the extent we determine necessary under applicable agreements and/or the Company’s governing documents, the adoption of resolutions by the Company’s Board of Directors authorizing the issuance of any such shares.

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

Hudson Highland Group, Inc.
April 22, 2004

        We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ FOLEY & LARDNER LLP